Exhibit 10.9.

MEMORANDUM OF UNDERSTANDING

Employment Contract Terms between Promana Solutions Inc. ("Company") and Manu Kalia ("Employee").

Start date: July 15, 2006

Role and responsibilities. CEO role assumes with it a broad range of responsibilities including major business development and sales, recruitment of management team, overseeing evolution of product offerings, and communicating with investors.

Cash compensation. $120,000 per year salary payable bi-weekly.

Equity compensation. 5.4 million shares vesting 25% per year on anniversary of the execution of employment contract.

Immediate vesting provision. All remaining unvested shares vest immediately upon: 1) change of control of the company, 2) material change in compensation or nature of responsibility, or 3) termination of employment. For avoidance of doubt, there is NO accelerated vesting if Employee voluntarily resigns.

Benefits. Standard Company benefits package for employee. Employee will pay cost for coverage for domestic partner (Stephanie Engelsen).

Expense reimbursement. Travel from California to New Jersey and economy car rental is expected on the order of once per month, and will be reimbursed by the Company, as will reasonable business-related expenses relating to business development efforts. For avoidance of doubt, basic lodging in New Jersey and ordinary meals (i.e. not client entertaining) will NOT be reimbursed.

On behalf of Promana Solutions, Inc.	***Employee***
Signed: [signature] LAWRENCE ~~Larry~~ Kass	[signature] Manu Kalia
Date: 7-14-06	7-14-2006